10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Growth and Income Fund

Security:

Nextel Partners Inc

Date:

  11/14/2003

Cost:

       $326,668

% of Offering Purchase:

    0.092%

Broker:
Morgan Stanley & Co.
Underwriting Synicate Members:
J.P. Morgan Securities Inc.
Morgan Stanley & Co.
Wachovia Securities, Inc.